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                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                                 (Rule 13d-102)
            Information Statement Pursuant to Rules 13d-1 and 13d-2
                   Under the Securities Exchange Act of 1934


                         GETTY PETROLEUM MARKETING INC.
                                (Name of Issuer)


                     COMMON STOCK, PAR VALUE $.01 PER SHARE
                         (Title of Class of Securities)


                                  374292 10 0
                                 (CUSIP Number)





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CUSIP NO. 374292 10 0              13G
          ------------



1. NAME OF REPORTING PERSON:  The Milton Safenowitz Irrevocable Trust
                            -----------------------------------------
2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP   (a) [ ]
                                                      (b) [ ]
3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION:      United States
                                        -----------------------------

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5. SOLE VOTING POWER:              1,529,802
                     -------------------------------
6. SHARED VOTING POWER:              0
                       -----------------------------

7. SOLE DISPOSITIVE POWER:         1,529,802
                          --------------------------

8. SHARED DISPOSITIVE POWER:         0
                            ------------------------

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
                                   1,529,802
                       -----------------------------

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES:
                                                                   [ ]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9:      11.1%
                                                    ---------------
12. TYPE OF REPORTING PERSON:             IN
                             ----------------------------







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ITEM 1(a).  NAME OF ISSUER:  Getty Petroleum Marketing Inc.

ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                125 Jericho Turnpike
                Jericho, New York 11753


ITEM 2(a).  NAME OF PERSON FILING: The Milton Safenowitz Irrevocable Trust

ITEM 2(b).  ADDRESS OF PRINCIPAL BUSINESS OFFICE:

                c/o Howard Safenowitz, Trustee
                21767 Los Alimos Street
                Chatsworth, California 91311

ITEM 2(c).  CITIZENSHIP:  United States

ITEM 2(d).  TITLE OF CLASS OF SECURITIES:  Common Stock, $.01 par value

ITEM 2(e).  CUSIP NUMBER:  374292 10 0

ITEM 3.     Not applicable.

ITEM 4.     OWNERSHIP

      (a) AMOUNT BENEFICIALLY OWNED:      1,529,802
                                    ----------------------

      (b) PERCENT OF CLASS:   11.1%
                           ------------

      (c) NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

          (i)   SOLE POWER TO VOTE OR TO DIRECT THE VOTE:
                            1,529,802
                -----------------------------------
          (ii)  SHARED POWER TO VOTE OR TO DIRECT THE VOTE:
                              0
                -----------------------------------

          (iii) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:
                            1,529,802
                -----------------------------------

          (iv)  SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:
                              0
                -----------------------------------

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

         Not applicable.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

         Not applicable.




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ITEM 7.  IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE
         SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

         Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

         Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP:

         Not applicable.

ITEM 10. CERTIFICATION:

         Not applicable.


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                                   SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:   February 10, 1998
                ---



                                       /s/ Howard Safenowitz
                                       ----------------------------
                                       Howard Safenowitz, Trustee









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